Exhibit 10.17

ENTELLUS MEDICAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2014 by and between Entellus Medical, Inc., a Delaware corporation with its principal place of business at 3600 Holly Lane North, Suite 40, Plymouth, MN 55447 (the “Company”) and Robert S. White, whose principal residence is at 11625 26th Avenue North, Plymouth, MN 55441 (the “Executive”).

WHEREAS, the Company wants to employ the Executive on an “at-will” basis and subject to the terms set forth in this Agreement, and the Executive wants to be employed by the Company on such basis.

WHEREAS, the Company desires reasonable protection of its technical and proprietary information that has been or will be acquired and is being or will be developed by the Company at substantial expense, and the Executive is willing to assign to the Company all right, title and interest in all technical and proprietary information conceived or developed by the Executive during the Executive’s employment that relates to the business, products or processes of the Company for these purposes.

WHEREAS, the Company desires reasonable protection of its confidential business information that has been or will be acquired and is being or will be developed by the Company at substantial expense, and the Executive is willing to grant to the Company the benefits of a confidentiality covenant for these purposes.

WHEREAS, the Company desires reasonable protection against unfair competition from the Executive following termination of employment and to further protect against unfair use of the confidential business and technological information of the Company, and the Executive is willing to grant to the Company the benefits of a non-competition covenant for these purposes.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

1.	EMPLOYMENT.

(a) Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive as an “at will” employee to provide services to the Company as a President and Chief Operating Officer and the Executive accepts such employment. The Executive shall commence employment with the Company on November 24, 2014 (the “Effective Employment Date”).

(b) Duties. The Executive will devote his full time and best efforts to, and, during such time, make the best use of the Executive’s energy, knowledge and training in advancing, the Company’s interests. The Executive will diligently and conscientiously perform the duties of the President and Chief Operating Officer, providing executive, administrative and supervisory services to the Company within the general guidelines to be determined by the

Company’s Chief Executive Officer and the Board of Directors (the “Board”). Executive shall not render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties as a full-time employee of the Company under this Agreement; provided, however, that nothing in this Agreement shall prevent the Executive from serving on the board of directors or the board of trustees of charitable or not-for-profit organizations and continuing his current service on the boards of directors of three current for-profit business organizations, two of which are public companies. However, Executive shall not agree to join any new or additional boards of directors or advisory boards of for-profit business organizations without the prior approval of the Board.

2.	COMPENSATION.

(a) Salary. For the Executive’s services under this Agreement, the Executive will be paid an annual salary, exclusive of any discretionary bonus awards, of Four Hundred Twenty Thousand Dollars ($420,000.00) (“Salary”) earned and paid in accordance with the standard payroll practices of the Company. During the term of this Agreement, commencing after the first anniversary of the Effective Employment Date, the Executive’s annual salary will be reviewed each January by the Company’s Chief Executive Officer and the Board, considering both the Executive’s performance and the performance of the Company during the preceding calendar year and may be increased, but not decreased, by the Board.

(b) Bonus. During each calendar year of the term of this Agreement, Executive shall be eligible to earn an annual bonus. For the 2014 and 2015 calendar years, Executive shall be eligible for a bonus of up to fifty percent (50%) of Executive’s annualized Salary (the “Target Bonus”) based on achieving certain objectives to be determined by the Board in connection with the management incentive plan for each year. The objectives for 2014 have already been determined, and Executive will participate in any awards granted to other senior management. The bonus for 2014 shall be prorated based on the number of days actually employed in 2014. The Board may, in its discretion, award Executive a bonus of less than or greater than the Target Amount depending on the achievement of the objectives and payment of less than or greater than the Target based upon under- or over- performance against the targeted objectives shall be applied to Executive in a manner consistent with that generally applied to other senior executives of the Company. The bonus will be subject to applicable payroll deductions and withholdings and will be paid no later than March 15 of the calendar year immediately following the calendar year in which the bonus is being measured. The amount of Executive’s Target Bonus shall be subject to review by the Board (or a committee thereof) at least annually and may be increased, but not decreased below 50% of Executive’s annualized Salary, by the Board.

(c) Signing Bonus. Executive will receive a one-time signing bonus payable within fifteen days of the Effective Employment Date of Fifty Thousand Dollars ($50,000). In the event Executive voluntarily terminates his employment with the Company without Good Reason (as defined in Section 3(b)(iv) below) within the first twelve (12) months of the Effective Employment Date, this signing bonus shall be repayable by Executive to the Company on a pro rata basis within fifteen days of his resignation from the Company.

(d) Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

(e) Benefits and Paid-Time-Off. The Executive is entitled to participate in the benefit plans adopted by the Company and in effect from time to time, to the extent that the Executive satisfies the eligibility requirements of such benefit plans, including participation in the 401(k) plan and the medical, disability, life and long-term disability insurance plans. The Executive is entitled to twenty (20) days annual paid time off (“PTO”) and all legal holidays observed by the Company, in each case, in accordance with the Company’s policies as in effect from time-to-time including, but not limited to, rules relating to the method of PTO accrual (such as by pay period, monthly or annually) and annual carry-over and forfeiture of unused PTO balances. All such benefit plans are subject to modification or termination at the sole discretion of the Company. Any non-covered medical expenses incurred by Executive in connection with an annual physical examination shall be reimbursed by the Company.

(f) Stock Option. Subject to approval by the Board of Directors, the Executive shall be awarded a grant of a stock option to purchase shares of the Company’s common stock equal to 3.0% of the fully-diluted shares of capital stock as of the Effective Employment Date, exercisable at the current fair market value of the Company’s common stock on the date that the Board approves such grant, vesting over 48 months with 25% of the option shares vesting on the one year anniversary date of the Effective Employment Date with the balance vesting equally on a monthly basis over the next 36 months, subject to Executive’s continuous service for the Company on each applicable vesting date. In addition, the Executive shall be awarded upon joining the Company a second stock option to purchase shares of the Company’s common stock equal to 1.75%) of the fully-diluted shares of capital stock as of the Effective Employment Date, exercisable at the current fair market value of the Company’s common stock on the date the Board approves such grant, vesting equally over 48 months beginning on the date Executive is appointed as the Chief Executive Officer of the Company, subject to Executive’s continuous service to the Company on each applicable vesting date. The two stock options will be subject to the provisions set forth in the Company’s 2006 Stock Option Plan, as amended and restated (the “Plan”), will be issued under and pursuant to customary stock option agreements between the Company and the Executive, and will have a customary “double trigger” provision providing full acceleration of the options if an acquirer in a Change in Control does not assume or replace the unvested options but requiring continued employment with the Company or its acquirer if the Company options are assumed or replaced with substantially equivalent options, subject to the rights and benefits provided to Executive in the Change in Control Severance Agreement by and between Executive and the Company of even date hereof (the “CinC Agreement”).

(g) Indemnification. The Company shall indemnify Executive to the same extent that its other officers, directors and employees are entitled to indemnification pursuant to the

Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the Effective Date. At all times during the term of this Agreement, the Company shall maintain in effect a directors and officers liability insurance policy with Executive as a covered officer.

3.	TERM AND TERMINATION.

(a) Term. The Executive will at all times be an at-will employee and the Executive’s employment with the Company may be terminated by the Executive or by the Company at any time.

(b) Termination of Employment With or Without Cause or Good Reason. Subject to the respective continuing obligations of the Company and the Executive under Sections 4, 5 and 6 below, the Executive’s employment with the Company may be terminated as set forth in this Section 3.

(i) The Company may terminate the Executive’s employment with the Company immediately upon written notice of termination to the Executive for “Cause.” (“Cause” shall have the meaning set forth in Section 6(e) of the CinC Agreement.)

(ii) The Executive’s employment with the Company will automatically terminate on the date of the Executive’s death.

(iii) Either the Company or the Executive may terminate the Executive’s employment with the Company at any time after the “Total Disability” of the Executive. For the purposes of this Agreement, the Total Disability of the Executive will occur on the (A) the date the Executive becomes entitled to receive disability benefits under the Company’s long-term disability plan, if any; or if there is no such Company long-term disability policy, (B) the Executive’s inability to perform the essential functions of the Executive’s position, as contemplated by this Agreement, due to a physical or mental incapacity or impairment, for more than 90 consecutive days or the aggregate of 120 days during any continuous 52-week period (or for the maximum period permitted by applicable law.) If the Executive is a qualified person with a disability under the Americans With Disabilities Act or the Minnesota Human Rights Act, (or any other applicable statute), the Company will make reasonable accommodations to the known physical or mental limitations of the Executive, including but not limited to consideration of whether extending the time periods above-referenced would constitute a reasonable accommodation. Termination of employment due to Total Disability shall not affect the Executive’s rights, if any, under the Company’s long-term disability plan.

(iv) Executive may terminate his employment with the Company for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean: (A) a material reduction in Executive’s authority or responsibilities as an employee of the Company (provided, however, that the addition of new functional responsibilities in lieu of former functional responsibilities will not be deemed to be Good Reason as long as the extent of the Executive’s authority and responsibilities with the Company, taken as a whole, remains substantially similar); (B) a material reduction by the Company in Executive’s Salary, or a material adverse change in the form or timing of the payment thereof; (C) the Company requiring the Executive to be based at any office or location that is more than thirty-five (35) miles further from Executive’s then-current principal place of employment immediately prior to such relocation, except for required travel on the Company’s business; or (D) a material breach of this Agreement by the Company. Executive shall give written notice to the Company of an event or change constituting Good Reason and his intent to terminate employment with the Company for Good Reason within thirty (30) days following the first occurrence of the event(s) of change(s) that he believes constitute(s) Good Reason. If the Company remedies any event or change described in subsections (A) through (D) within 30 days of such notice from Executive, such event or change shall not constitute Good Reason. If the Company fails to remedy any event or change described in subsections (A) through (D) within 30 days of such notice from Executive, Executive must resign within ninety (90) days following the first occurrence of the event(s) or change(s) that he believes constitute(s) Good Reason. Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason.

(v) At any time, the Company or the Executive may terminate the Executive’s employment with the Company for any reason (and in the Company’s case, other than for Cause or upon the Executive’s death, and in the Executive’s case, other than for Good Reason) upon fifteen (15) days written notice to the non-terminating party. Alternatively, in lieu of providing the prior fifteen (15) day written notice, the Company may terminate the Executive’s employment with the Company and pay the Executive an amount equal to fifty percent (50%) of the Executive’s monthly Salary at the rate in effect on the Termination Date (“Notice Pay”). Such Salary and Notice Pay (if any) will be paid in accordance with the Company’s normal payroll practices and subject to any payroll deductions and withholdings as reasonably determined by the Company to be required by law.

(vi) In the event of a Change in Control, as defined in the CinC Agreement, Executive shall have the right to terminate his employment for Good Reason (as defined in Section 6(m) of the CinC Agreement) and any termination of the Executive by the Company will be subject to the terms and conditions of such CinC Agreement.

The date the Executive’s employment with the Company terminates under this Section 3(b) is hereinafter referred to as the “Termination Date.”

(c) Compensation Upon Termination. The Company agrees to compensate the Executive upon termination of employment as follows:

(i) If the Company terminates the Executive’s employment for Cause pursuant to subparagraph (b)(i) of this Section 3 or the Executive voluntarily terminates the Executive’s employment with the Company without Good Reason pursuant to subparagraph (b)(v) of this Section 3, the Company shall pay the Executive (A) any unpaid Salary and accrued unused PTO the Executive earned up to the Termination Date; (B) any Target Bonus earned but unpaid with respect to any calendar year ending on or preceding the Termination Date; (C) reimbursement for any unreimbursed expenses incurred through the Termination Date; and (D) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”). The Accrued Amounts will be paid in accordance with the Company’s normal payroll practices, subject to any payroll deductions and withholdings as reasonably determined by the Company to be required by law or in accordance with the terms of any applicable benefit plan. The Company shall not owe or be obligated to pay any other benefits or severance to Executive.

(ii) If the Executive’s employment with the Company terminates as a result of the Executive’s death pursuant to subparagraph (b)(ii) of this Section 3 or as a result of a Total Disability pursuant to subparagraph (b)(iii) of this Section 3, the Company shall pay the Executive’s estate or the Executive, as the case may be (A) the Accrued Amounts, and (B) an amount equal to three (3) times the Executive’s monthly Salary rate in effect on the Termination Date (“D&D Benefit”). The Accrued Amounts will be paid in accordance with the Company’s normal payroll practices or in accordance with the terms of any applicable benefit plan and the D&D Benefit will be paid in a single lump sum cash payment within thirty (30) days after the Executive’s date of death or the date the Executive’s employment terminates because of a Total Disability; each amount subject to any payroll deductions and withholdings as reasonably determined by the Company to be required by law. The Company shall not owe or be obligated to pay any other benefits or severance to Executive or the Executive’s estate.

(iii) If the Company terminates the Executive’s employment without Cause pursuant to subparagraph (b)(v) of this Section 3, or the Executive voluntarily terminates employment for a Good Reason pursuant to subparagraph (b)(iv) of this Section 3, the Company shall pay or provide the Executive: (A) the Accrued Amounts, (B) Notice Pay (if applicable), (C) an amount equal to twelve (12) times the Executive’s monthly Salary rate in effect on the Termination Date (“Salary Continuation”). (D) the achieved amount of the Target Bonus for the year in which Executive’s termination occurs, and (E) continued coverage at the Company’s expense for Executive (and Executive’s eligible family members and dependents) under the Company’s medical, dental, vision, disability, life and long-term disability plans in effect for Executive (and Executive’s eligible family members and dependents) on the Termination Date (or reimbursement for the full costs of replacing such coverage) until the earlier of (the “Benefits Period”): (1) the last day of the 12th month that begins after the Termination Date or (2) the date Executive has obtained substantially equivalent coverage from a new employer providing group health and dental benefits to Executive (and Executive’s eligible family members and dependents), which plan does not contain any exclusion or limitation with respect to any pre-existing condition of Executive (or any eligible family member or dependent) who would otherwise be covered under the Company’s plan but for this clause (2) (“Benefits Coverage”) (together with the Salary Continuation and the achieved amount of the Target Bonus payment, the “Severance”); provided, however, such Severance will be paid only after the Executive satisfies the conditions set forth in Section 3(d) below. The Accrued Amounts and Notice Pay (if applicable) will be paid in accordance with the Company’s normal payroll practices, subject to any payroll deductions and withholdings as reasonably determined by the Company to be required by law or in accordance with the terms of any applicable benefit plan. The Salary Continuation and Benefits Coverage will be paid over time and in accordance with the Company’s normal payroll practices on each regularly scheduled Company payroll date and subject to any payroll deductions and withholdings as reasonably determined by the Company to be required by law; provided, however, that any such Salary Continuation or Benefits Coverage payments otherwise scheduled to be made prior to the effective date of the Release of Claims (as defined below) (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date. Any achieved amount of the Target Bonus will be paid in a lump sum cash payment (subject to any payroll deductions and withholdings as reasonably determined by the Company to be required by law) when target bonuses are paid to other management personnel, but no later than March 15 of the calendar year immediately following the calendar year in which the bonus is being measured. The Severance obligation will begin after the latest of the following: (i) the Termination Date; (ii) the date the Executive signs the Release of Claims, and (iii) the expiration of all statutory rescission periods without any rescission of the Release of Claims by the Executive. Notwithstanding the foregoing, if at any time the Company determines that its payment of the Benefits Coverage on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying for the Benefits Coverage pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the Benefits Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the Benefits Period. Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iv) In the event of a termination as a result of a Change in Control, the CinC Agreement shall supersede this Agreement with respect to the provisions of Sections 3(b), (c) and (d) of this Agreement and Executive shall be entitled to the benefits set forth in the CinC Agreement.

(d) Execution of Separation Agreement and Release. As a condition of and in consideration for the Company’s payment of any Severance under Section 3(c), or Company’s provision of any other post-termination benefits (except for the Accrued Amounts and Notice Pay (if applicable), the Executive shall execute a separation agreement and release of claims against the Company in a form substantially similar to that attached hereto as Exhibit A (a “Release of Claims”) by no later than sixty (60) days after the Termination Date. The Company’s payment of Severance, and any other post-termination benefits, shall not begin until such time as the Executive’s statutory rights to rescind his

Release of Claims has expired, without any actual or attempted rescission. The Company’s obligation to continue applicable Severance payments under Section 3(c)(iii) or to provide other post-termination benefits, shall immediately terminate if the Executive attempts to rescind his Release of Claims, or asserts claims in violation of his Release of Claims. The restrictions set forth in this section shall not apply to the Executive’s exercise of his rights under COBRA or any other applicable laws, and shall in no way interfere with or restrict the Executive’s statutorily protected right to rescind his Release of Claims. In the event of a Change of Control, the CinC Agreement shall govern the obligations of the Company and the benefits due to Executive upon termination of Executive’s employment. Notwithstanding anything to the contrary in this Agreement, if any Severance pay or benefits are deferred compensation under Code §409A (as defined below), and the period during which Executive may sign the Release of Claims begins in one calendar year and the first payroll date following the period during which Executive may sign the Release of Claims occurs in the following calendar year, then the Severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

(e) No Other Severance Benefits. Except for the benefits provided for in the CinC Agreement, the Severance payments and benefits to be provided to the Executive as set forth in this Section 3 are in lieu of any severance benefits in any severance plan, change in control policy, plan or program maintained from time to time by the Company for its employees.

(f) Code Section 409A. The Executive and the Company intend that the Severance benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Code §409A”) and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. All Severance payments upon a “termination of employment” under the Agreement will only be made upon a “separation from service” (as defined under Code §409A, without regard to any alternative definition thereunder, a “separation from service”). Each installment of the Severance benefits provided under this Section 3 is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i). The Severance benefits to be provided under this Section 3 are intended to be exempt from the requirements of Code §409A because such payment and benefits are short-term deferrals under Treas. Reg. §1.409A-1(b)(4) or provided under a separation pay plan within the meaning of Treas. Reg. §1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Code §409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Code §409A, the timing of the Severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. The parties acknowledge that the exemptions from application of Code §409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of Severance benefits may preclude the ability of Severance benefits provided under this Agreement to qualify for an exemption. It is intended that this Agreement shall comply with the requirements of Code §409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Code §409A. Notwithstanding any provision of this

Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Code §409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Code §409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Code §409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 3(f) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

4.	INVENTIONS.

(a) Definition. “Inventions,” as used in this Agreement, means any inventions, discoveries, modifications, improvements, patents, patent applications, software code and documentation, product concepts, processes, techniques, trade secrets, prototypes, designs, drawings, know-how, concepts, or ideas (whether or not they are in writing or reduced to practice and whether or not patentable), or works of authorship (whether or not copyrightable), made, authored or conceived by the Executive, whether by the Executive’s individual efforts or in connection with the efforts of others, and that:

(i) relate in any way to the Company’s business, products or processes, past, present, anticipated or under development;

(ii) result in any way from any work the Executive performs for the Company; or

(iii) use the Company’s equipment, supplies, facilities, or trade secret information.

(b) Ownership and Assignment of Inventions. The Executive covenants and agrees that all Inventions (as defined in Section 4(a) above) made by the Executive during the period of the Executive’s employment with the Company, and for six (6) months after the Termination Date, whether made during the working hours of the Company or on the Executive’s own time, will be the Company’s sole and exclusive property. The Executive will, with respect to any Inventions:

(i) keep current, accurate and complete records, which will belong to the Company and be kept and stored on the Company’s premises;

(ii) promptly and fully disclose the existence and describe the nature of the Inventions to the Company in writing (and without request);

(iii) assign (and the Executive does hereby assign) to the Company all of the Executive’s rights, title and interest in and to the Inventions, any applications the Executive makes for patents or copyrights in any country, and any patents or copyrights granted to the Executive in any country; and

(iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Inventions against forfeiture, abandonment or loss and to obtain and maintain letters, patents and/or copyrights on the Inventions and to vest the entire right and title to the Inventions in the Company. The Executive agrees to perform promptly (without charge to the Company but at the expense of the Company) all acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights granted in connection with the Executive’s Inventions.

Pursuant to Minnesota Statutes Section 181.78, the requirements of this Section 4 do not apply to any intellectual property for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate directly or indirectly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Executive performed for the Company.

(c) Obligations of Executive. Executive will sign and execute all instruments of assignment and other papers to evidence the assignment of Executive’s entire right, title and interest in such inventions, improvements, discoveries, writings or other works of authorship to the Company, at the request and the expense of the Company, and the Executive will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, copyrights, and the enforcement and protection thereof. If the Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, writings or other works of authorship conceived, developed or reduced to practice by the Executive, the Executive agrees to do so, and if the Executive leaves the employ of the Company, the Company shall pay the Executive at a reasonable hourly rate mutually agreeable to the Executive and the Company, plus reasonable traveling or other expenses.

(d) Prior Inventions. The Executive represents that, except as disclosed below, as of the date of this Agreement, the Executive has no rights under and will make no claims against the Company with respect to, any inventions, discoveries, improvements, ideas, or works of authorship which would be Inventions if made, conceived, authored, or acquired by the Executive during the term of this Agreement. All inventions which the Executive has already conceived or reduced to practice and which the Executive claims to be excluded from the scope of this Agreement are listed below (if none, write “none”):

(e) Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(f) Presumption. In the event of any dispute, arbitration or litigation concerning whether an Invention made, authored or conceived by the Executive is the property of the Company, such Invention will be presumed the property of the Company and the Executive will bear the burden of establishing otherwise.

(g) Survival. The obligations of this Section 4 shall survive indefinitely the expiration or termination of this Agreement.

5.	CONFIDENTIAL INFORMATION.

(a) Prohibition on Use of Confidential Information. The Executive covenants and agrees not to directly or indirectly disclose or use at any time, either during or subsequent to the Executive’s employment by the Company or its affiliates (which obligation will survive indefinitely), any Inventions (as defined in Section 4(a)) or other technology, business plans, financial information, trade secrets, know-how, or other information, knowledge or data, possessed or used by the Company or to which the Executive gains access in connection with the Executive’s employment and which the Company deems confidential or proprietary or which the Executive has reason to believe is confidential or proprietary (“Confidential Information”), except as such disclosure or use may be required in connection with the Executive’s work for the Company or unless the Executive first secures the written consent of the Company. This confidentiality covenant shall also apply to any such non-public information disclosed to the Executive that is related to third parties and which is obtained during the course of employment by the Company. Upon termination of the Executive’s employment, the Executive will promptly return to the Company all originals and all copies or reproductions of all property and assets of the Company created or obtained by the Executive as a result of or in the course of or in connection with the Executive’s employment with the Company which are in the Executive’s possession or control, whether or not confidential, including, but not limited to, computer files, software programs, computer equipment, correspondence, notes, memoranda, notebooks, drawings, customer lists, financial information, sales or marketing plans, or other documents delivered to the Executive concerning any idea, product, apparatus, or Invention, developed, instigated, manufactured, used, or marketed by the Company during the period of the Executive’s employment or obtained by the Executive and related to third parties during the period of the Executive’s employment.

(b) Third-Party Information. The Executive understands and acknowledges that the Company has a policy prohibiting the receipt by the Company of any confidential information in breach of the Executive’s obligations to third parties and does not desire to receive any confidential information under such circumstances. Accordingly, the Executive agrees not to disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. The Executive represents that the Executive has provided the Company with a copy of any agreement by which the Executive is bound that restricts the Executive’s use of any third party’s confidential information.

(c) Exclusions. Notwithstanding the foregoing, “Confidential Information” does not include any information that:

(i) is now or later becomes lawfully in the public domain; provided, however, that information which is published by or with the aid of the Executive contrary to the requirements of this Agreement will not be considered to have been lawfully published, and therefore will not be in the public domain for the purposes of this Agreement;

(ii) is lawfully received by the Executive from a third party having no obligations of confidentiality to the Company;

(iii) is already lawfully in the possession of the Executive through independent means at the time of disclosure; or

(iv) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

Before relying on any of the exceptions of this Section 5, and disclosing or using Confidential Information on the basis of one or more such exceptions, the Executive shall notify the Company in writing of the Executive’s intent to do so, providing a written basis for the reliance on the exception and give the Company a period of fifteen (15) days to object or otherwise take action to protect its rights and interest in such information.

(d) Survival. The obligations of this Section 5 shall survive indefinitely the expiration or termination of this Agreement.

6.	NONCOMPETITION.

(a) Prior Agreements. The Executive represents and warrants to the Company that the Executive is not currently subject to a non-competition or other such agreement with a former employer which prohibits the Executive from working for the Company.

(b) Definition. For purposes of this Agreement, the terms set forth below shall have the following meanings:

(i) “Company Product” means any actual product, product line, service or technology that has been marketed and sold by the Company or any product concepts investigated, studied, conceived, designed or developed during the Executive’s employment with the Company or regarding which the Company has conducted or acquired research and development during the Executive’s employment with the Company.

(ii) “Company Business” means the development of Company Products for use by, and the marketing and sale of Company Products to, otolaryngologists worldwide, including any Company Products marketed and sold in the six (6) months immediately prior to the Termination Date.

(c) Covenant Not To Compete. The Executive covenants and agrees that, during Executive’s employment with the Company and for twelve (12) months after the Termination Date, the Executive will not, directly or indirectly, either for the Executive’s own benefit or for the benefit of any other person, firm, corporation or any other business entity whatsoever, other than the Company, engage in any commercial activity that competes with the Company Business including:

(i) participate in or support in any capacity (e.g., as an advisor, principal, agent, consultant, officer, director, employee or otherwise, or as a partner, member, shareholder or owner of more than five percent (5%) of another firm or entity) the invention, development, manufacture, sale, solicitation for sale, marketing, testing, research, or other business aspect of any actual product, product under development or product line, service or technology, or product concept, conceived, investigated, studied, designed, developed, manufactured, marketed, or sold by anyone other than the Company, that is used for the same general purposes as, or is, or will be marketed and sold as a replacement, substitution, or alternative for any Company Product (a “Competing Product”);

(ii) call upon, solicit, contact, or serve in any capacity any of the then-existing clients, customers, vendors or suppliers of the Company, any clients, customers, vendors or suppliers that have had a relationship with the Company during the twelve (12) months preceding the Termination Date, or any potential clients, customers, vendors or suppliers that were solicited by the Company during the twelve (12) months preceding the Termination Date for the purpose of marketing or selling a Competing Product or attempting to change or otherwise adversely affect the relationship which such clients, customers, vendors or suppliers have with the Company;

(iii) otherwise disrupt, damage, impair, or interfere with the business of the Company (or attempt to do the same) whether by way of interfering with or disrupting the relationship of the Company with employees, customers, agents, representatives, clients, customers, vendors or suppliers; or

(iv) employ or attempt to employ, any of the Company’s then employees or employees who had worked for the Company within the six (6) months prior to the Termination Date on behalf of any other entity, whether or not such entity competes with the Company, or to otherwise direct such employees to do any of the foregoing actions listed in this Section 6(c); provided however, Executive may employ any of the Company’s then employees or employees who had worked for the Company within the six (6) months prior to the Termination Date whose employment was terminated by the Company, or who independently responds to a general solicitation for employment.

(d) Permitted Activities. The restrictions contained in this Section 6 shall not prevent the Executive from accepting employment with a large diversified medical products organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Company, to the effect that the Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in this Section 6, the Executive shall inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer a copy of this Agreement.

(e) Cessation of Business. Section 6(c) of this Agreement will cease to be applicable to any activity of the Executive from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board of Directors not to continue, or has ceased for a period of six (6) months the business activities with which such activity of the Executive would be competitive.

(f) No Additional Compensation. In the event that the Executive’s employment with the Company terminates for any reason, no additional compensation will be paid for this noncompetition obligation.

(g) Survival. The obligations of this Section 6 shall survive indefinitely the expiration or termination of this Agreement.

7.	MISCELLANEOUS.

(a) No Adequate Remedy. The Executive understands that if the Executive fails to fulfill the Executive’s obligations under this Agreement, the Company will be irreparably and immeasurably injured and the damages to the Company will be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Executive hereby consents to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

(b) No Mitigation. Executive will not be required to mitigate the amount of any Severance benefits the Company becomes obligated to provide to Executive in connection with this Agreement by seeking other employment or otherwise. The Severance benefits to be provided to Executive in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits Executive may receive from other employment or otherwise.

(c) Governing Law. The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

(d) No Conflicts. The Executive represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any obligations hereunder will conflict with or constitute a breach under any obligation of the Executive, as the case may be, under any agreement or contract to which the Executive is a party or any other obligation by which the Executive is bound. Without limiting the foregoing, the Executive agrees that at no time will the Executive use any trade secrets or other intellectual property of any third party while performing services hereunder.

(e) Successors and Assigns. This Agreement is binding upon and the benefits and obligations provided for herein shall inure to the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement. The parties hereto shall not assign this Agreement and/or their respective rights and obligations hereunder, except that the Company may assign this Agreement in its entirety in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business or to an entity which the Company controls, is controlled by or with which it is under common control.

(f) Modification. This Agreement may be modified or amended only by a written statement signed by both the Company and the Executive.

(g) Survivability. The obligations of this Agreement shall survive any termination of the Executive’s services.

(h) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent it is not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(i) Waivers. No failure or delay by either the Company or the Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(j) Entire Agreement. This Agreement, together with the CiC Agreement, supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement and the CinC Agreement, including without limitation, any policy or personnel manuals of the Company.

(k) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three (3) days after mailing to the addresses stated at the beginning of this Agreement. These addresses may be changed at any time by like notice.

(1) Counterparts. This Agreement may be executed in any number of counterparts each copy of which shall for all purposes be deemed an original.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

ENTELLUS MEDICAL, INC.

By:	/s/ Brian E. Farley

Brian E. Farley
Its:	Chief Executive Officer

EXECUTIVE

/s/ Robert S. White

Robert S. White

EXHIBIT A

FORM OF

RELEASE OF CLAIMS

This Release of Claims (“Release”) is made as of             , 20     by and between Robert S. White (“the Executive”) whose principal residence is at                      and Entellus Medical, Inc., a Delaware corporation with its principal place of business at 3600 Holly Lane North, Suite 40, Plymouth, MN 55447 (the “Company”).

WHEREAS, the Company and the Executive are parties to the Employment Agreement dated as of November     , 2014 (the “Employment Agreement”);

WHEREAS, the Company wishes to terminate the Executive’s employment with the Company without Cause or the Executive wishes to terminate his employment with the Company for Good Reason;

WHEREAS, the execution of this Release is a condition precedent to the payment of Severance as set forth in Section 3(c) of the Employment Agreement;

WHEREAS, in consideration for the Executive’s signing of this Release, the Company will provide the Executive with Severance benefits pursuant to Section 3(c)(iii) of the Employment Agreement; and

WHEREAS, the Executive and the Company intend that this Release shall be in full satisfaction of the obligations described in this Release owed to the Executive by the Company, including those under the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1. The Executive, for himself, the Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) the Executive’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of the Executive’s employment with the Company and any of its subsidiaries or affiliates; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between the Executive, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Genetic Information Nondiscrimination Act of 2008 (GINA), the Minnesota Human Rights Act, Minnesota’s Whistleblower Act, California Labor Code §1400 et seq., the California Fair Employment and Housing Act, Cal Gov’t Code § 12900 et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the Worker Adjustment and Retraining Notification Act (WARN) Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any right that Executive has to a defense, payment of fees or otherwise for indemnification under the Company’s certificate of incorporation, and/or bylaws or any applicable policy of insurance, operating agreement, agreement of indemnity or any other applicable agreement or vehicle; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this Release; (iii) the right to receive Severance benefits under Section 3(c) of the Employment Agreement; (iv) unemployment insurance benefits and workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law and (v) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

2. Excluded from this Release and waiver are any claims by the Executive which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies and the Executive’s right to right to file or maintain a charge with the Equal Employment Opportunity Commission (“EEOC”) . The Executive does, however, waive the Executive’s right to any monetary recovery should any agency (such as the EEOC) pursue any claims on the Executive’s behalf. The Executive represents and warrants that the Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. The Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that the Executive may bring a claim under the ADEA to challenge this Release. If the Executive violates this Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, the Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this Release is intended to reflect any party’s belief that the Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the Parties that such claims are waived.

4. The Executive agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees or the Executive of any improper or unlawful conduct.

5. The Executive acknowledges and recites that:

(a) the Executive has executed this Release knowingly and voluntarily;

(b) the Executive has read and understands this Release in its entirety;

(c) the Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Executive wishes with respect to the terms of this Release before executing it;

(d) the Executive’s execution of this Release has not been forced by any employee or agent of the Company; and

(e) the Executive has been offered twenty-one (21) calendar days after receipt of this Release to consider its terms before executing it.1

6. The Executive understands that insofar as this Release relates to the Executive’s rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to the Company within Seven (7) calendar days following the date the Executive signs this Release, and within Fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act (the “Rescission Period”). Any such rescission (or revocation) must be in writing, must identify whether the revocation is applicable to the Executive’s ADEA claims, MHRA claims, or both and must be either hand-delivered to the Employer or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows:

(a) post-marked within the seven (7) day period (with respect to ADEA claims) or within the fifteen (15) day period (with respect to MHRA claims);

(b) properly addressed to: Entellus Medical, Inc., Attention: President, 3600 Holly Lane North, Suite 40, Plymouth, MN 55447; and

(c) sent by certified mail, return receipt requested.

7. The Executive understands that the Severance payment the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive decides to revoke this Release as provided herein, the Executive understands that the Executive is not entitled to the Severance offered in the Employment Agreement. The Executive further understand that if the Executive attempts to revoke the Executive’s release of either ADEA or MHRA claims, the Executive must immediately return to the Company any Severance payment the Executive may have received under the Employment Agreement, provided, however, that if the Executive decides to challenge the

[1]	In the event the Company determines that Executive’s termination of employment is part of “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Executive with: (1) 45 days to consider the Release; and (2) the disclosure schedules required for an effective release under the ADEA.

knowing and voluntary nature of this Release under the ADEA and/or the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Executive is not required to return to Employer any consideration that the Executive has received under the Employment Agreement.

8. This Release shall be governed by the internal laws (and not the choice of laws) of the State of Minnesota, except for the application of pre-emptive Federal law.

9. The Employment Agreement, this Release and any other attachments or exhibits have each been written in a way that the Executive understands.

10. Defined terms not defined in this Release have the meanings given in the Employment Agreement.

PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

Date:
Robert S. White